Exhibit 99.1

OmniAb Reports Third Quarter 2022 Financial Results and Business Highlights

EMERYVILLE, Calif. (November 15, 2022) – OmniAb, Inc. (NASDAQ: OABI) reported financial results for the three and nine months ended September 30, 2022 and provided operating and program updates. OmniAb was part of Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) until its spin-off as an independent publicly traded company as of November 1, 2022. As such, OmniAb will not file a Form 10-Q with the U.S. Securities and Exchange Commission (SEC) for the three months ended September 30, 2022; however, its third quarter financial results have been reported on a Form 8K/A that can be found here. Avista Public Acquisition Corp. II (which changed its name to OmniAb, Inc. in connection with the merger) filed a Form 10-Q under the name of OmniAb, Inc.

“Earlier this month we successfully closed the spin-off and business combination transactions to position OmniAb as a standalone company with the resources, personnel and capital to advance the expansion of our discovery platform and support our partners’ current and future needs,” said Matt Foehr, Chief Executive Officer. “OmniAb is leveraging its leading technology foundation with a growing number of partners to address the significant market opportunity for antibody-based therapeutics. Partners have announced numerous positive updates, including Janssen’s recent regulatory approvals in the U.S. and European Union for TECVAYLI™. We are excited about the growth prospects of the business as we pursue our mission to enable the rapid development of innovative therapeutics by pushing the frontiers of enabling technologies.”

Third Quarter Financial Results

Revenue for the third quarter of 2022 was $6.9 million, compared with $6.3 million for the same period in 2021, with the increase primarily driven by higher royalty revenue due to the launch of zimberelimab and sugemalimab in China.

Research and development expense was $13.2 million for the third quarter of 2022, compared with $9.9 million for the same period in 2021, with the increase primarily due to continued investment in facilities, headcount and technology innovation initiatives. General and administrative expense was $5.6 million for the third quarter of 2022, compared with $3.7 million for the same period in 2021, with the increase primarily due to headcount-related expenditures in preparation for becoming an independent publicly traded company.

Net loss for the third quarter of 2022 was $12.6 million, compared with a net loss of $7.9 million for the same period in 2021.

Year-to-Date Financial Results

Revenue for the nine months ended September 30, 2022 was $23.7 million, compared with $19.5 million for the same period in 2021, with the increase driven by higher milestone revenue, higher royalty revenue due to the launch of zimberelimab and sugemalimab in China and additional collaboration revenue.

Research and development expense was $35.4 million for the nine months ended September 30, 2022, compared with $28.2 million for the same period of 2021, with the increase primarily due to continued investment in facilities and headcount. General and administrative expense was $14.7 million for the nine months ended September 30, 2022, compared with $12.6 million for the same period in 2021, with the increase primarily due to the spin-off and business combination, as well as headcount-related expenditures.

Net loss for the nine months ended September 30, 2022 was $29.2 million, compared with net loss of $24.0 million for the same period in 2021.

On November 1, 2022, with the closing of the merger between the Company and a subsidiary of Avista Public Acquisition Corp. II (which changed its name to OmniAb, Inc. in connection with the merger), OmniAb was capitalized with approximately $96 million in net cash. This cash along with the cash the Company generates from operations are expected to be sufficient to fund operations for the foreseeable future.

Third Quarter 2022 and Recent Business Highlights

On November 1, 2022, OmniAb completed the tax-free spin-off from Ligand Pharmaceuticals Incorporated and the subsequent business combination with Avista Public Acquisition Corp. II (NASDAQ: AHPA), resulting in OmniAb becoming an independent publicly traded company. On November 2, 2022, OmniAb began regular-way trading on Nasdaq under the ticker symbol “OABI.”

As of September 30, 2022, the company had 68 active partners; there were 25 OmniAb-derived programs in clinical development or being commercialized, and 282 programs being pursued or commercialized by partners.

Third quarter 2022 and recent partner highlights include:

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Janssen Biotech, Inc. (Janssen) received approval from the U.S. Food and Drug Administration for TECVAYLI (teclistamab) for the treatment of adult patients with relapsed or refractory multiple myeloma. Teclistamab is a T-cell redirecting, bispecific antibody targeting both B-cell maturation antigen and CD3 that was discovered and developed by Janssen scientists using OmniAb’s OmniRat® antibody discovery technology. Under the terms of the licensing agreement, OmniAb is eligible to receive a $25 million milestone payment upon the first commercial sale of teclistamab in the U.S.

•

Janssen received conditional marketing authorization from the European Commission for TECVAYLI (teclistamab) for the treatment of adult patients with relapsed and refractory multiple myeloma. Under the terms of the licensing agreement, OmniAb is eligible to receive a $10 million milestone payment upon the first commercial sale of teclistamab in the European Union.

•

CStone Pharmaceuticals announced that the National Medical Products Administration of China accepted and granted priority review to the supplemental New Drug Application for sugemalimab for the treatment of patients with relapsed or refractory extranodal natural killer/T-cell lymphoma.

•

Immunovant, Inc. announced plans to develop batoclimab in chronic inflammatory demyelinating polyneuropathy and Graves’ disease with Phase 3 trials starting in the fourth quarter of 2022 and first quarter of 2023, respectively. Immunovant announced an additional program IMVT-1402, a next-generation anti-FcRn derived from OmniRat, and their plans to submit an Investigational New Drug application for IMVT-1402 in early 2023, with an expected initial data readout in mid-2023.

•	AstraZeneca agreed to acquire TeneoTwo, Inc., including its Phase 1 clinical-stage CD19/CD3 T-cell engager, TNB-486, currently under evaluation in relapsed and refractory B-cell non-Hodgkin lymphoma.

In the third quarter of 2022, OmniAb entered into new platform licensing agreements with Dianthus Therapeutics, Hillstream Biopharma, NGM Bio, TriPhase Accelerator, and a stealth-mode biotech company focused on multi-specific antibodies. Additionally, OmniAb entered into a licensing agreement with Talem Therapeutics for three internally discovered antibody programs targeting B7-H3, CD38 and TIM3.

Upcoming Conferences

OmniAb will be participating at the Stifel Healthcare Conference, November 15-16, 2022 in New York City. Management will be hosting one-on-one meetings with investors and will be delivering a corporate presentation on November 15th at 4:45 p.m. Eastern time. The presentation will be webcast live and available for replay here.

The American Society of Hematology (ASH) will be hosting its 64th Annual Meeting and Exposition, December 10-13, 2022 in New Orleans. Several OmniAb partners will be providing updates for clinical-stage programs.

About OmniAb®

OmniAb, Inc.’s discovery platform provides pharmaceutical industry partners access to diverse antibody repertoires and high-throughput screening technologies to enable discovery of next-generation therapeutics. At the heart of the OmniAb platform is the Biological Intelligence™ (BI) of our proprietary transgenic animals, including OmniRat®, OmniChicken® and OmniMouse® that have been genetically modified to generate antibodies with human sequences to facilitate development of human therapeutic candidates. OmniFlic® (transgenic rat) and OmniClic® (transgenic chicken) address industry needs for bispecific antibody applications though a common light chain approach, and OmniTaur™ features unique structural attributes of cow antibodies for complex targets. We believe the OmniAb animals comprise the most diverse host systems available in the industry and they are optimally leveraged through computational antigen design and immunization methods, paired with high-throughput single B cell phenotypic screening and mining of next-generation sequencing datasets with custom algorithms to identify fully human antibodies with superior performance and developability characteristics. An established core competency focused on ion channels and transporters further differentiates our technology and creates opportunities in emerging target classes. OmniAb antibodies have been leveraged across modalities, including bispecific antibodies, antibody-drug conjugates and others. The OmniAb suite of technologies span from BI-powered repertoire generation to cutting edge antibody discovery and optimization offering a highly efficient and customizable end-to-end solution for the growing discovery needs of the global pharmaceutical industry.

For more information, please visit www.omniab.com.

Forward-Looking Statements

OmniAb cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” and similar expressions, are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the expected tax consequences of the spin-off transaction; the growth prospects of our business and expected cash runway; and the sufficiency of our resources and capital, and our ability, to advance the expansion of our discovery platform and support our partners current and future needs. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: the anticipated benefits of our separation from Ligand may not be achieved; the anticipated tax treatment of the spin-off is not obtained; our future success is dependent on acceptance of our technology platform by new and existing partners, as well as on the eventual development, approval and commercialization of products developed by our partners for which we have no control over the development plan, regulatory strategy or commercialization efforts; biopharmaceutical development is inherently uncertain; risks arising from changes in technology; the competitive environment in the life sciences and biotechnology platform market; our failure to maintain, protect and defend our intellectual property rights; difficulties with performance of third parties we will rely on for our business; regulatory developments in the United States and foreign countries; unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price; we may use our capital resources sooner than we expect; costs and challenges in transitioning to being a stand-alone public company; and other risks described in our prior press releases and filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:
OmniAb Inc.	LHA Investor Relations
investors@OmniAb.com	Yvonne Briggs
Twitter @OmniAbTech	ybriggs@lhai.com
(510) 250-7801	(310) 691-7100

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